SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (the **"Agreement"**) dated 8th of October, 2020 (the **"Effective Date"**), is between and among Raphael Pharmaceutical, Inc., fonnerly known as Easy Energy Inc., (**"Parent"**), a corporation organized under the laws of the State of Nevada, having an office for the transaction of business at 13 AGAMIM ST. NETANYA, ISRAEL, Raphael Pharmaceutical Ltd. (**"Raphael Israel" or "Company"**), a corporation organized under the laws of the State of Israel, having an office for the transaction of business at 25 Matam Street, Israel, and the shareholders of Raphael Israel listed on the signature page and Exhibit A attached hereto, constituting all of the security holders of Raphael Israel (collectively, the **"Shareholders"** and individually a **"Shareholder "**), each having an address set forth on Exhibit A hereto.

WHEREAS, Raphael Israel is a private company incorporated under the laws of the State of Israel, and is operating in the field of R&D of Medical Cannabis and related medical indications;

WHEREAS, the Shareholders own all of the issued and outstanding Ordinary Shares (as hereinafter defined) of Raphael Israel, immediately prior to the Closing (as defined below);

WHEREAS, Parent, is a company incorporated under the laws of the State of Nevada;

WHEREAS, subject to and in accordance with the terms herein, including the consummation of all Closing conditions set forth under Section 7, the Parties desire to carry out the transactions contemplated hereunder, according to which, subject to the following being an exempt transaction pursuant to Section 103K of the Israeli Tax Ordinance, the Shareholders shall transfer all of the Ordinary Shares held by them to Parent, in consideration of such number of Parent's Offered Shares issued to the Shareholders at the Closing, in such number determined on the basis of the mechanics prescribed hereunder, thus resulting in Raphael Israel becoming a wholly-owned subsidiary of Parent, immediately following the Closing (collectively: the **"Transaction"**);

WHEREAS, the Board of Directors of Raphael Israel has determined that this Agreement, the Transaction, and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Raphael Israel and the Shareholders;

WHEREAS, the Board of Directors of Parent has determined that the Transaction and the other transactions herein contemplated and this Agreement is fair to and in the best interests of Parent and to its respective shareholders, and has approved this Agreement in accordance with the provisions of applicable Law and approved the Transactions contemplated by this Agreement;

WHEREAS, the Parties intend that the Transaction shall qualify as one transaction which is a tax-free "reorganization" within the meaning of Section 368(a) of the Code, or such other tax free reorganization or restructuring provisions as may be available under the Code,

including Section 35l; and also an exempt transaction pursuant to Section l 03K of the Israeli Tax Ordinance.

NOW, THEREFORE, in consideration of the foregoing, and the mutual tenns, covenants and conditions herein below set forth, the Parties agree, as follows:

1. DEFINITIONS AND INTERPRETATION.

1.1. In this Agreement:

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity;

"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise;

"Raphael Israel Balance Sheet Date" means balance sheet dated December 31, 2019;

"Parent's Common Stock" means the common stock, $0.00001 par value per share, of the Parent (provided that, for the purpose herein, the reverse stock split shall be deemed to have entered into effect);

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Israel are authorized or required by Law to be closed for business;

"Closing" means the closing of all Transactions contemplated under this Agreement, including without limitations, the transfer of the Transferred Shares in accordance with the terms and the issuance of the Offered Shares; all, subject to the conditions of this Agreement;

"Closing Certificate" means the respective Closing Certificate of the corresponding Party under Section 7 hereto.

"Closing Date" means the first Business Day following the satisfaction of the closing conditions described in Section rr herein or as otherwise specified as conditions precedent under this Agreement, or such other date as the Parties shall mutually agree upon in writing;

"**Code**" means the Internal Revenue Code of 1986, as amended;

" **Contracts**" means all written contracts, leases, deeds, mortgages, licenses, instruments, notes, commitment,sundertakings, indentures, joint ventures;

" **Free and Clear**" means, as applicable: free and clear of any pre-emptive or similar right of or for any third party, and from any mortgage, lien, and/or any other encumbrances.

"**Fully Diluted**" means the issued and outstanding share capital of the Parent or Raphael Israel, as the case may be, assuming the conversion of all options, warrants and/or any other convertibles into the securities of the respective Party, and including all obligations to grant any equity interest in the Parent or Raphael Israel (as applicable).

"**Governmental Entity**" means any applicable Israeli or United States federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction;

"**Governmental Order**" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity;

"**Income Tax**" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not;

"**Income Tax Return**" means any return, declaraiton, report, claim for refund, or information return or statement relating to any Income Tax, including any schedule or attachment thereto, and including any amendment thereof;

"**Intellectual Property**" means including the following items of intangible and tangible property: (i) patents, whether in the form of utility patents or design patents and all pending applications, provisional or otherwisefor such patents; (ii) trademarks, trade names, domain names, service marks, designs, logos, trade dress, and trade styles, whether or not registered, and all pending applications for registration of the same; (iii) copyrights, whether or not registered, and all pending applications for registration of the same; (iv) inventions, research records, trade secrets, confidential information, know-how, domain names, mask works, product designs, engineering specifications and drawings, technical information, formulae, customer lists, supplier lists and market analysis; and (v) formulae, processes, developments, results, processes and other applicableknow-how;

"Intellectual Property Agreements" means Contracts (including any right to receive or obligation to pay royalties or any other consideration), (A) pursuant to which a third party has licensed or granted any right to Raphael Israel in any Intellectual Property to which Raphael Israel is a party, beneficiary or otherwise bound, excluding (i) licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms and other licenses that are generally available to any requesting party on standard terms with nondiscriminatory pricing (**"Off the shelf software"**), (ii) non-disclosure Contracts entered into in the ordinary course of business consistent with past practice, and (iv) employment agreement entered into in the ordinary course of business consistent with past practice; and (B) pursuant to which Raphael Israel has granted or provided any third party any rights or licenses to any Intellectual Property Assets (including rights to use, distribute or resell any Intellectual Property Assets) or has agreed to or is required to provide or perform any services related to any Intellectual Property Assets, excluding (i) non-disclosure or evaluation Contracts entered into in the ordinary course of business consistent with past practice, and (ii) Contracts for the sale, license, support or service of Intellectual Property Assets in the ordinary course of business consistent with past practice pursuant to its standard customer Contract;

"Law" means any Israeli and/or U.S. statute, law, ordinance, regulation, rule, code, or executive order;

"Liability" or **"Liabilities"** mean any and all monetary debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability);

"Lien" means any right which (a) shall entitle any Person to terminate, amend, accelerate or cancel any agreement, option, license or other instrument to which the Parent, Raphael Israel or any Shareholder is a party by reason of the occurrence of (i) a violation, breach or default thereunder by the Parent, Raphael Israel or any Shareholder, as the case may be; or (ii) an event which with or without notice or lapse of time or both would become a default thereunder; or (b) if exercised by the holder thereof, will (i) entitle such Person to accelerate the performance of any obligations or the payment of any sums owed by the Parent, Raphael Israel, or any Shareholder, as the case may be, under any agreement, option, license or other instrument, or (ii) result in any loss of any benefit under, or the creation of any pledges, claims, equities, options, liens, charges, call rights, rights of first refusal, "tag" or "drag" along rights, encumbrances and security interests of any kind or nature whatsoever on any of the property or assets of the Parent, Raphael Israel, or any Shareholder;

"Material Adverse Effect" means any continued and remedied effect or change that is materially adverse to the business, assets, condition (financial or

otherwise), operating results, or operations of Parent, Raphael Israel or any Shareholder, as the case may be, taken as a whole, or on the ability of any Party to consummate timely the transactions contemplated hereby.

"**Offered Shares**" as defined under Section 2.1 herein.

"**Ordinance**" means the Israeli Income Tax Ordinance, 1961, as amended, and the rules and regulations promulgated thereunder;

"**Ordinary Shares**" means ordinary shares of Raphael Israel with par value NIS 0.01 each;

"**Parties**" means collectively, the Parent, Raphael Israel and the Shareholders;

"**Party**" means the Parent, Raphael Israel or any Shareholder, individually;

"**Person**" means a natural person, company, corporation, partnership, association, trust or organization;

"**Representative**" means, with respect to any Person, any and all directors, officers, shareholders, members, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person;

"**Securities Act**" means the Securities Act of 1933, as amended.

"**SEC**" means the U.S. Securities and Exchange Commission.

"**Raphael Israel Asset**" means the tangible assets and products of Raphael Israel as of the Closing, including the Intellectual Property Assets;

"**Raphael Israel Financial Statements**" shall mean audited financial statements of Raphael Israel for the year 2019 prepared in accordance with Israeli GAAP;

"**Raphael Israel Special Representations**" shall mean the representations and warranties of Raphael Israel set forth in Section 3.1 (*Organization and Good Standing*), Section 3.2 (*Authority and Enforcement*), Section 3.3 (*Ownership of Ordinary Shares*), and Section 3.15 (*Taxes*);

"**Tax**" or "**Taxes**" means any US federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not;

"**Taxation Authority**" means any Israeli or US federal, state, local or foreign governmental agency, department or other entity which is authorized by applicable law to assess and collect Taxes;

"**Tax Return**" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

"**Transaction Documents**" means this Agreement, the Raphael Israel Disclosure Schedules and the other agreements, instruments and documents required to be delivered at the Closing; and,

"**Transferred Shares**" means such number of Raphael Israel's Ordinary Shares, as held by the Shareholders, reflecting at the time of the Closing, all of the issued and outstanding share capital of Raphael Israel on a Fully Diluted basis.

1.2. Interpretation.

1.2.1. As used in this Agreement, unless the context clearly indicates otherwise:

(a) words used in the singular include the plural and words in the plural include the singular;

(b) reference to any Person includes such person's successors and assigns, but only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c) reference to any gender includes the other gender;

(d) whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or "but not limited to" or words of similar import;

(e) reference to any Section means such Section of this Agreement, and references in any Section or definition to any clause means such clause of such Section or definition;

(f) the words "herein," "hereunder," "hereof," "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(g) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining

compliance or applicability, and reference to any particular provision of any law shall be interpreted to include any revision of or successor to that provision regardless of how numbered or classified;

(h) relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding" and "through" means "through and including";

(i) the titles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement; and

1.2.2. This Agreement was negotiated by the Parties with the benefit of legal representation, and no rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall apply to any construction or interpretation hereof. This Agreement shall be interpreted and construed to the maximum extent possible so as to uphold the enforceability of each of the terms and provisions hereof, it being understood and acknowledged that this Agreement was entered into by the Parties after substantial negotiations and with full awareness by the Parties of the terms and provisions hereof and the consequences thereof.

1.2.3. Where a statement in this Agreement is qualified by the expression "to the best of Parent's knowledge," "to the best of Raphael Israel's knowledge," "to the best of the Shareholder's knowledge," "so far as Parent is aware," "so far as Raphael Israel is aware" or "so far as the Shareholder is aware" or any similar expression, shall be deemed to include Parent's, Raphael Israel's, or the Shareholders' actual knowledge of, in the case of (i) the Parent, the Chief Executive Officer and any relevant person(s) involved in the management of the business of Parent, or (ii) in the case of Raphael Israel and the Shareholders, after reasonable inquiry of other employees of Raphael Israel involved in the management of the business of Raphael Israel and reasonably believed to have knowledge of such matters.

2. THE TRANSACTION; CLOSING.

2.1. Transfer of Transferred Shares and issuance of Offered Shares. On the Closing Date, and subject to the Closing Conditions specified in Section 7 herein, each share of Company's share capital issued outstanding immediately prior to the Closing shall be surrendered and transferred in return of such number of Parent's Common Stock as set forth on Exhibit A (the "**Offered Shares**"), such that the Shareholders shall hold, immediately following the Closing 90% of the Parent's issued and outstanding share capital at the Closing (the "**Exchange Ratio**"), which shall be issued to the respective Shareholders.

2.2. Closing. The Closing shall take place on the Closing Date, subject to the satisfaction of all Closing Conditions described in Section 7, other than those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or waiver of those conditions (if permitted hereunder) at the Closing), or at such other place, and on such other date

and/or time, as the Parties may agree in writing) at the offices of Sullivan & Worcester Israel (Har-Even & Co.). All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

3. REPRESENTATIONS AND WARRANTIES OF RAPHAEL ISRAEL.

Except as otherwise set forth in the disclosure schedule, attached hereto as Schedule ß (the "**Raphael Israel Disclosure Schedules**"), Raphael Israel hereby make the following representations and warranties to Parent as of the date hereof, which shall continue to be in force as of the Closing Date (subject to applicable bring-downs). It being understood and hereby agreed that the information set forth in each section and subsection of the Raphael Israel Disclosure Schedules shall qualify (i) the representations or warranties made in the corresponding section or subsections of this Section ß, including by way of cross-reference, and (ii) any other representations and warranties set forth in this Section ß, if and to the extent that it is readily apparent on the face of such disclosure that it applies to such other representations and warranties. The Raphael Israel Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

3.1. Organization and Good Standing. Raphael Israel is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Israel, with full power and authority to conduct its business as presently conducted. Raphael Israel is in good standing in each jurisdiction in which the its properties are currently owned, leased or operated, or where its business is currently conducted that requires such qualification (if and to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing), except where the failure to so qualify or in good standing would not have a Material Adverse Effect. Attached as Schedule 3.1 Raphael Israel Certificate of Incorporation, and Article of Association (the "**Raphael's Organizational Documents**").

3.2. Authority and Enforcement. Raphael Israel has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby. Raphael Israel has taken all actions necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes (or will constitute) the valid and binding obligation of Raphael Israel, enforceable against it in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

3.3. Ownership of Ordinary Shares. The Shareholders are the sole owners of all issued and outstanding Ordinary Shares in Raphael Israel in the amounts set forth on Exhibit A, which such shares represent all of the issued and outstanding Ordinary Shares of Raphael Israel. The issued and outstanding Ordinary Shares have been duly authorized, are duly and validly issued, fully paid, and non-assessable, and are free of any Lien, encumbrance or restrictions on transfer other than as set forth in Schedule ß.3 of the Raphael Israel Disclosure Schedules. There is no right in any of Raphael Israel's Ordinary Shares to third parties, including employees, directors, officers or service providers, and/or any bonds, loans. Convertible loans,

options or other liabilities of any kind, which gives the right to purchase Ordinary Shares of Raphael Israel.

3.4. Transferred Securities. All Transferred Shares transferred to Parent at the Closing, shall be on a "Free and Clear" basis.

3.5. No Conflicts or Defaults. The execution and performance by Raphael Israel of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (a) conflict with or violate the Raphael's Organizational Documents, (b) conflict with or violate any Law applicable to Raphael Israel, or by which either Raphael Israel, or its properties or assets may be bound or affected, or (c) result in a violation or breach of or constitute a default under, any contract, agreement or arrangement to which Raphael Israel is a party, or the creation of Liens on any of the property or assets of Raphael Israel , except in the case of each of the foregoing clauses, where such conflicts, breaches, defaults, violations, terminations or changes in rights or obligations would not have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by Raphael Israel in connection with the execution of this Agreement or the consummation by it of the transactions contemplated hereby, except for consents from, or filings with, the Companies Registrar, which will be made following the Closing, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations or filings, the failure of which to obtain would not individually or in the aggregate have a Material Adverse Effect or would not prevent, materially alter or materially delay the consummation of the transactions contemplated by this Agreement.

3.6. Consents of Third Parties. Except as set forth in Schedule 3.6 of the Raphael Israel Disclosure Schedules, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Raphael Israel does not require the consent of any Person.

3.7. Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of Raphael Israel, threatened against Raphael Israel, which questions the validity of this Agreement or the transactions contemplated hereby or any action taken pursuant hereto or thereto. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of Raphael Israel, threatened against Raphael Israel. There are no outstanding or pending Government Orders against Raphael Israel.

3.8. Raphael Israel Financial Statements. The Raphael Israel Audited Financial Statements present fairly in all material respects the financial condition of Raphael Israel as of December 31, 2019 (the "**Raphael's Financial Statements**"), and are attached in **Schedule 3.8**.

3.9. No Other Actions. Since the Raphael Israel Balance Sheet Date, other than as prescribed in the Raphael Israel Disclosure Schedules, Raphael Israel has (i) operated its business and conducted its affairs only in the usual and ordinary course consistent with past practices, (ii) did not make any distributions or paid any dividends to any Shareholder or made bonus payments to the Raphael Israel employees other than in the ordinary course of Raphael

Israel's businesses or consistent with past practices; or (iii) not increased any Raphael Israel's employees or consultants compensation, other than a regularly scheduled increase or in the ordinary course of Raphael Israel's business.

3.10. Intellectual Property.

(a) Schedule 3.10(a) of the Raphael Israel Disclosure Schedules list all (i) Intellectual Property registrations.

(b) Schedule 3.10(b) of the Raphael Israel Disclosure Schedules lists all Intellectual Property Agreements. Each Intellectual Property Agreement is valid and binding on Raphael Israel in accordance with its terms and is in full force and effect, except as such validity may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and by general equitable principles. To Raphael Israel's knowledge, Raphael Israel is not in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material default by Raphael Israel under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any material right or obligation or the loss of any material benefit thereunder.

(c) There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to the knowledge of Raphael Israel, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Raphael Israel in connection with its business; (ii) challenging the validity, enforceability, register ability or ownership of any Intellectual Property Assets or Raphael Israel's rights with respect to any Intellectual Property Assets; or (iii) by Raphael Israel or, to the knowledge of Raphael Israel, any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. Raphael Israelis not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.

3.11. Books and Records. The books, records and documents of Raphael Israel accurately reflect in all material respects all meetings of directors and shareholders or actions by written consent of directors and shareholders, since the time of incorporation of Raphael Israel, through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

3.12. Contracts. Schedule 3.12 of the Raphael Israel Disclosure Schedules identifies the all material Contracts to which Raphael Israel is a party.

3.13. Compliance with Laws. Other than as set forth under Schedule 3.13, Raphael Israel currently has all permits which are required for the operation of its business, other

than those the failure of which to possess would not have a Material Adverse Effect on Raphael Israel.

3.14. Employees. Except as set forth on Schedule 3.14(a) of the Raphael Israel Disclosure Schedules, Raphael Israel does not have any "employee benefit plans" including, but not limited to, bonus, pension, profit sharing, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control or other employee benefit plans, programs or arrangements, whether written or unwritten, qualified or unqualified, funded or unfunded, currently maintained, or contributed to, or required to be maintained or contributed to, by Raphael Israel, other than the offer letters, consulting agreements, employment contracts, medical, dental, vision, disability, life insurance and or vacation benefits. Except as set forth in Schedule 3.14(b) of the Raphael Israel Disclosure Schedules, Raphael Israel is not liable for any unpaid wages, bonuses, or commissions (other than those not yet due) or any Tax, penalty, assessment, or forfeiture for failure to timely pay any of the foregoing.

3.15. Taxes. Except as set forth on Schedule 3.15 of the Raphael Israel Disclosure Schedules, all material Income Tax Returns of Raphael Israel required to be filed with respect to its business have been timely filed (taking into account valid extensions), all such Income Tax Returns are complete and correct in all material respects, and Raphael Israel has paid on a timely basis all Income Taxes that were due and payable as reflected on such Income Tax Returns. Raphael Israel has not waived any statute of limitations in respect of Income Taxes in connection with its business or agreed to any extension of time with respect to an Income Tax assessment or deficiency in connection with its business.

3.16. No Finder's Fee. Raphael Israel has not created any obligation for any finder's, investment banker's or broker's fee in connection with the transactions contemplated by the Transaction Documents.

4. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.

Each Shareholder hereby severally and not jointly warrants and represents to Parent with respect to himself, as of the date of this Agreement, as follows:

4.1. Power and Authority. The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered by the Shareholder prior to or at the Closing, the performance of the Shareholder's obligations hereunder and thereunder and the consummation by the Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Shareholder, and no other proceedings on the part of the Shareholder is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by the Shareholder, and, assuming this Agreement has been duly executed by Raphael Israel, the other Shareholders and the Parent, this Agreement constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms,

subject to bankruptcy, insolvency, fraudulent transfer, and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

4.2. Ownership of Ordinary Shares. The Shareholder is the sole record owner of the number of Ordinary Shares set forth opposite his name on Exhibit A hereto, which Ordinary Shares are owned free and clear of all Liens, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating the Shareholder to sell or transfer to any third person any of the Ordinary Shares owned by the Shareholder, or any interest therein (except pursuant to this Agreement). The Shareholder has the full power and authority to exchange, transfer and deliver the Ordinary Shares owned by them to the Parent.

4.3. Consents and Approvals. The execution and performance of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with or violate any Law applicable to the Shareholder, by which the Shareholder or his respective Transferred Shares be bound or affected, No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by the Shareholder in connection with the execution of this Agreement by the Shareholder or the consummation by him of the transactions contemplated hereby, except for consents or filings Parent is required to make with the Israeli Registrar of Companies.

4.4. Non-Registration. The Shareholder understands that the Offered Shares have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder's representations as expressed herein. Other than as stated in the Transaction Documents, the Shareholder understands that it has no right to cause or otherwise request that the Offered Shares be registered for resale under the United States or individual state securities laws, and may have to hold the Offered Shares for an indefinite period.

4.5. Restricted Securities. The Shareholder understands that the Offered Shares that it will acquire is characterized as "restricted securities" under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Offered Shares would be acquired in a transaction not involving a public offering. The issuance of the Offered Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering, and, in reliance on Regulation S of the SEC, as may be applicable. The Shareholder further acknowledges that if the Offered Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Offered Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shareholders represents that it is familiar with SEC Rule 144 promulgated under the Securities Act, as presently in effect,

4.6. Regulation S. No offer to enter into this Agreement has been made by the Parent to the Shareholder in the United States. Neither the Shareholder nor any of its respective affiliates or any persons acting on its behalf or on behalf of any affiliate, has engaged or will engage in any activity undertaken for the purpose of, or that reasonably could be expected to have the effect of, conditioning the markets in the United States for the Offered Shares, including, but not limited to, effecting any sale or short sale of securities, prior to the expiration of any restricted period contained in Regulation S promulgated under the Securities Act (any such activity being defined herein as a "Directed Selling Effort"). To the best knowledge of the Shareholder, this Agreement and the transactions contemplated herein are not part of a plan or scheme to evade the registration provisions of the Securities Act, and the Offered Shares are being acquired for investment purposes by the Shareholder. The Shareholder agrees that all offers and sales of the Offered Shares from the date hereof and through the expiration of any restricted period set forth in Rule 903 of Regulation S (as the same may be amended from time to time hereafter) shall not be made to U.S. Persons (within the meaning of Regulation S) or for the account or benefit of U.S. Persons and shall otherwise be made in compliance with the provisions of Regulation S and any other applicable provisions of the Securities Act. Neither the Shareholder or any of its representatives has conducted any Directed Selling Effort as that term is used and defined in Rule 902 of Regulation S and neither of them nor any of their respective representatives will engage in any such Directed Selling Effort within the United States through the expiration of any restricted period set forth in Rule 903 of Regulation S.

4.7. <u>Actions Pending</u>. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Shareholder, threatened against Raphael Israel, which questions the validity of this Agreement or the transactions contemplated hereby or any action taken pursuant hereto or thereto. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Shareholders, threatened against Raphael Israel. There are no outstanding or pending Government Orders against Raphael Israel.

4.8. <u>No Finder's Fee</u>. The Shareholders have not created any obligation for any finder's, investment banker's or broker's fee in connection with the transactions contemplated by the Transaction Documents.

5. REPRESENTATIONS AND WARRANTIES OF PARENT

Except as otherwise set forth in the disclosure schedule, attached hereto as **Schedule 4,** Parent hereby make the following representations and warranties to Raphael Israel as of the date hereof, which shall continue to be in force as of the Closing Date (subject to applicable bring-downs). It being understood and hereby agreed that the information set forth in each section and subsection of the disclosure schedule shall qualify (i) the representations or warranties made in the corresponding section or subsections of this <u>Section 5,</u> including by way of cross-reference, and (ii) any other representations and warranties set forth in this <u>Section 5,</u> if and to the extent that it is readily apparent on the face of such disclosure that it applies to such other representations and warranties. The disclosure schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

5.1. Organization and Good Standing. Parent is a company duly incorporated, validly existing and in good standing under the laws of the State of Nevada, , with full corporate power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted. Parent is in good standing as a foreign entity in each jurisdiction in which the properties owned, leased or operated, or where the business is conducted by it requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on its business, taken as a whole, or consummation of the transactions contemplated hereby.

5.2. Authority and Enforcement. Parent has all requisite corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby. Subject to receipt of Parent's shareholders' consent to the transactions contemplated hereunder, Parent has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of Parent, enforceable against it in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

5.3. No Conflicts or Defaults. To Parent's knowledge, subject to receipt of all requisite consents by Parent's shareholders, the execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby do not and shall not (a) contravene its articles of incorporation or bylaws, or (b) with or without the giving of notice or the passage of time (i) violate, conflict with, or result in a material breach of, or a material default or loss of rights under, any covenant, agreement, mortgage, indenture, lease, instrument, Permit or license to which it is a party or by which it is bound, or any judgment, order or decree, or any law, rule or regulation to which it is subject, (ii) result in the creation of, or give any party the right to create, any Lien upon any assets or properties of Parent, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform, any material agreement, arrangement or commitment relating to which Parent is a party, or (iv) result in a Material Adverse Effect.

5.4. Consents and Approvals. Subject to receipt of all requisite consents by Parent's shareholders, the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by of Parent will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any Governmental Entity, except for such other consents, approvals, orders authorizations, registrations or permits, filings or notifications that if not obtained or made could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

5.5. Share Capital and Interested Parties' Transactions. Parent's authorized share capital is as specified in Schedule 5.5(a). Parent's issued and outstanding share capital on a Fully Diluted basis as of the Effective Date is as specified in Schedule 5.5(b). All unissued share capital is not subject to any mortgage. The members of the Parent's Board of Directors is as

specified in Schedule 5.5(c). All transactions between the Parent and its with interested parties are as specified in Schedule 5.5(d). Other than as set foth in Schedule 5.5(d), during the period commencing on the Effective Date, Parent did not receive any loan from its shareholders, nor made available any loan, nor has provided any commitment for providing any loan to any of its shareholders. As of the Effective Date, other than as set foth in Schedule 5.5(d), Parent did not make any distributions or paid any dividends to any Shareholder or made bonus payments to the Raphael Israel employees other than in the ordinary course of Raphael Israel's businesses or consistent with past practices. The pro-forma Capitalization Table of the Parent at the Closing is attached as Schedule 5.5(e); provided however, that nothing herein shall derogate from Parent's rights to raise additional funds following the Effective Date and prior to the Closing (whereby in such case, the Capitalization Table shall be adjusted accordingly and incorporated into this Agreement).

5.6. Parent Operation and Liabilities. Other than (i) as prescribed in Schedule 5.6 or (ii) except where the failure to so qualify or would not have a Material Adverse Effect: (a) there was no material action by or against the Parent; (b) Parent did not violate any Law and/or Regulations; (b) Parent has not made or received any loans, liens or guarantees, contingent or otherwise. () there has not been (i) any waiver by Parent; (ii) any satisfaction or discharge of any lien, claim or payment of any obligation by the Parent, or created by Parent with respect to any of its assets; (iii) any declaration, setting aside or payment or other distribution, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by the Parent; or (iv) or any agreement or commitment by Parent to do any of the things described in this Section 5.6. as of 2014, Parent did not manage any books and records; (g) no property (real or otherwise) of the Parent is subject to any Lien.

5.7. Agreements Ratified by Parent. Schedule 5.7 contains a list of agreements which shall be ratified by Parent no later than the Closing (the "**Ratified Agreements**").

5.8. Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of Parent, threatened against it which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of Parent, threatened against or involving Parent or any of its respective properties or assets except as set forth in Schedule 5.8. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or Governmental Entity against Parent or affecting its assets.

5.9. Disclosure. The representations, warranties and acknowledgments of Parent set forth herein are true, complete and accurate in all material respects and do not omit any fact necessary to make such representations, warranties and acknowledgments not misleading.

5.10. Disclaimer of Other Representations and Warranties.

(a) Parent acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, tax returns,

Contracts, benefit plans, insurance policies and other properties and assets of Raphael Israel that it or its representatives have desired or requested to see or review, and that it and its representatives have had a full opportunity to meet with Raphael Israel's personnel to discuss the business of Raphael Israel, including, without limitation, the status of development efforts, properties, results of operations and personnel.

(b) Parent acknowledge and agree that, except for the representations and warranties expressly set forth in Section 3 and Section 4 of this Agreement (i) neither Raphael Israel nor any of the Shareholders make or has made, any representations or warranties whatsoever relating to the Shareholders, Raphael Israel, or any of the respective Affiliates of the foregoing or otherwise in connection with the transactions contemplated hereby, and in entering into and consummating the transactions contemplated herein Parent is not relying on any representation or warranty except for those expressly set forth in Section 3 and Section 4 of this Agreement, (ii) no Person has been authorized by the Shareholders to make any representation or warranty relating to the Ordinary Shares, or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Parent as having been authorized by such party, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided, addressed, or made available to the Parent or any of its representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Section 3 of this Agreement.

6. COVENANTS; ADDITIONAL AGREEMENTS; CONDUCT BETWEEN SIGNING AND CLOSING.

6.1. Conduct of Business Prior to the Closing. From the Effective Date until the Closing Date, or until the earlier termination of this Agreement, except as otherwise provided in this Agreement or consented to in writing by the Parent (which consent shall not be unreasonably withheld or delayed), Raphael Israel shall (i) operate its business and conduct its affairs only in the usual and ordinary course in substantially the same manner as heretofore conducted; and (ii) to the extent not inconsistent with such business, use reasonable commercial efforts to preserve substantially intact its business organization, maintain its rights and franchises, keep available the services of its officers and key employees and preserve its relationships with its customers and suppliers. Except as specifically provided in this Agreement or otherwise consented to in writing by the Parent (which consents shall not be unreasonably withheld) from the date of this Agreement until the Closing Date, or until the earlier termination of this Agreement, Raphael Israel shall not do any of the following: (a) Make any distribution of dividends or any kind of profits; (b) Change any of its operation areas;(c) Accept any liabilities, which are not in the usual and ordinary course in substantially the same manner as heretofore conducted.

From the Effective Date until the Closing Date, or until the earlier termination of this Agreement, except as otherwise provided in this Agreement or consented to in writing by the Raphael Israel (which consent shall not be unreasonably withheld or delayed), Parent shall

operate its business and conduct its affairs only in the usual and ordinary course in substantially the same manner as heretofore conducted.

6.2. No Solicitation of Other Bids.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, no Shareholder shall transfer, sell, convey or otherwise allow the imposition of any Lien over such Shareholder's respective shares of Raphael Israel.

6.3. Notice of Certain Events.

(a) From the date hereof until the Closing, Raphael Israel and the Shareholders shall promptly notify Parent in writing of:

i. any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, any representation or warranty made by Raphael Israel and/or a Shareholder hereunder not being true and correct in all material respects, or (C) has resulted in, the failure of any of the conditions set forth in Section 6.1 to be satisfied;

ii. any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

iii. any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

iv. any Actions commenced or, to the knowledge of Raphael Israel or any Shareholder, threatened against, relating to or involving or otherwise affecting Raphael Israel that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3 or that relates to the consummation of the transactions contemplated by this Agreement.

(a) Parent's receipt of information pursuant to this Section 6.3 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Raphael Israel or the Shareholders in this Agreement and shall not be deemed to amend or supplement the Raphael Israel Disclosure Schedules.

6.4. Confidentiality. From and after the Closing, each of the Parties (in this section **"receiving party"** or **"disclosing party"**, as applicable) shall, and shall cause its or their Affiliates to, hold, and shall use its or their reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the disclosing party, except to the extent that the receiving party can show that such information (a) is generally available to and known by the public through no fault of receiving party, any of its or their Affiliates or their respective Representatives; or (b) is lawfully acquired by receiving party, any of its or their Affiliates or their respective Representatives from and after

the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If receiving party or any of its or their Affiliates or their respective Representatives is compelled to disclose any information by judicial or administrative process or by other requirements of Law, then the receiving party shall promptly notify the disclosing party in writing and shall disclose only that portion of such information which the receiving party is advised by its counsel in writing is legally required to be disclosed, *provided* that receiving party shall use reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.5. Closing Conditions. From the date hereof until the Closing, each Party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Section 7 hereof.

6.6. Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, shall be issued or made by any Party hereto without the prior approval of the Parent and Raphael Israel. Neither Raphael Israel nor any Shareholder shall have any communications with any third party (other than its Representatives and third parties to obtain the consents and approvals required under this Agreement and applicable Law), regarding the subject matter of this Agreement or the transactions contemplated hereby, without the prior written consent of Parent. Notwithstanding anything to the contrary herein, each Shareholder shall be permitted to communicate with its professional advisors regarding the existence of this Agreement and all of its terms (including the name of Parent), provided in each case that such Persons shall have agreed in advance of such disclosure to be bound by confidentiality obligations no less restrictive than the terms of confidentiality to which the Shareholders are bound pursuant to this Agreement; and nothing in this Agreement shall be interpreted or construed to limit, or interfere in any way with, the right of Raphael Israel or its Representative to use or disclose any information, including confidential information, in a dispute with Parent in connection with this Agreement, including, without limitation, in connection with any claim in accordance with Section 9 below.

6.7. Tax Ruling. As promptly as practicable after the signing of this Agreement, and as a precondition to Closing, Raphael Israel and the Shareholders will prepare and file with the Israel Tax Authority an application for a ruling (or an interim ruling) permitting any Shareholder to defer any applicable Israeli Tax, if applied, with respect to his portion of Parent's Offered Shares received pursuant to this Agreement by such Shareholder or such other date set forth in Section 103K of the Ordinance and/or any other tax relief available under the Code, if applicable (the "**Tax Ruling**"). Parent shall cooperate with Raphael Israel, the Shareholders and their Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable in order to obtain the Tax Ruling.

6.8. D&O Insurance. Within 90 days following the Closing Date, Parent shall purchase, an irrevocable prepaid policy or policies (i.e., "tail coverage"), at such amounts and coverage which the Parent's Board deems adequate.

6.9. At the Closing, the Parent's Board of Director shall be comprised of members, whom at the Closing shall be Mr. Shlomi Pilo, , Mr. Doron Fishbein and Professor Press (the "**Appointed Members**"). No later than the Closing, Mr. Emmanuel Cohen & MR. GUY OFIR shall provide Parent with a resignation letter in the form satisfactory to Parent.

6.10. No later than the Closing Parent's Bylaws and other charter documents shall have been amended by the Parent in order to reflect al transactions contemplated hereby and thereto.

6.11. Prior to the Closing, Parent shall have effectuated a reverse stock split at a rate of 100/1, and further increased its share capital such that the authorized capital of Parent immediately prior to the Closing shall be 21,020,560 shares of Common Stock, nominal value US$0.001 each (the "**Reverse Split**" and "**Capital Increase**", respectively).

6.12. Prior to the Closing, Parent shall have changed its name to Raphael Pharmaceuticals, Inc., or any other name acceptable by Parent and Raphael Israel.

6.13. Parent shall reserve such number of shares of common stock to enable the grant of equity as further described under Schedule 5.5.

7. CLOSING CONDITIONS.

7.1. <u>Conditions Precedent to Parent's Obligation to Close.</u> The obligation of Parent to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions on or prior to the Closing Date:

(a) The representations and warranties of Raphael Israel set forth in Section 3 above and the representations and warranties of the Shareholders set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of the date hereof (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(b) Each of Raphael Israel and the Shareholders shall have performed and complied with all of its or their respective covenants hereunder in all material respects required to be performed and complied with by Raphael Israel or the Shareholders prior to or as of the Closing, including without limitations, those obligations under Section 6 which are required to take place prior to Closing;

(c) No action, suit, or proceeding shall be pending before any Governmental Entity wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent or adversely affect the Shareholder's consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d) No event shall have occurred that results in a Material Adverse Effect;

(e) Each of the Shareholders have secured the respective Tax Ruling;

(f) Raphael Israel shall have delivered to Parent a certificate, dated as of the Closing Date, in the form and substance to be agreed upon between the Parties prior to Closing (the "**Raphael Israel Closing Certificate**") stating that all of the conditions specified above in Section 7.1(b) – (e) has been complied with;

(g) the Shareholders shall have delivered to Parent a certificate, dated as of the Closing Date, in the form and substance to be agreed upon between the Parties prior to Closing (the "**Shareholders' Closing Certificate**") stating that all of the conditions specified above in Section 7.1(a) – (e) has been complied with solely in respect of such Shareholder, and that the Shareholders have secured all respective Tax Ruling contemplated under this Agreement in order to carry out the Transactions;

(h) Raphael Israel shall have received all consents set forth in Schedule 3.6 of Raphael Israel Disclosure Schedules;

(i) Parent has delivered to the Shareholders the duly executed nomination letters of each newly Appointed Member, in the form attached hereto as **Schedule 7.1(i)**;

(j) Parent has duly authorized and carried out the Reverse Split;

(k) All consents by Parent's shareholders required to give force to the transactions contemplated hereunder have been duly receive;

7.2. Conditions Precedent to Raphael Israel and Shareholders' Obligations to Close. The obligation of Raphael Israel and the Shareholders to consummate the transactions contemplated hereby is subject to satisfaction of the following conditions on or prior to the Closing Date:

(a) The representations and warranties of the Parent set forth in Section 5 above shall have been true and correct as of the date of this Agreement and shall be true and correct in all respects at and as of the Closing Date with the same effect as though made at and as of the date hereof (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date);

(b) Parent shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing Date; including without limitations, those obligations under Section 6 which are required to take place prior to Closing

(c) No action, suit, or proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent or adversely affect Parent's consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d) No material adverse change shall have taken place with respect to the Parent, and no event shall have occurred that results in a Material Adverse Effect;

(e) Parent shall have delivered to the Shareholders a certificate, dated as of the Closing Date, in the form and substance to be agreed upon between the Parties prior to Closing (the "**Parent's Closing Certificate**") to the effect that each of the conditions specified above in Sections 7.2(a) – (b) has been complied with in all respects;

(f) Parent shall have duly executed and delivered to the Appointed Members an indemnification agreement in the form attached hereto as **Schedule 7.2(f)** (the "**Director Indemnification Agreement**"); and,

(g) All Shareholders shall have secured the Tax Ruling.

8. DOCUMENTS TO BE DELIVERED AT CLOSING AND POST CLOSING.

8.1. Documents to be Delivered by the Shareholders. At Closing, the Shareholders shall deliver to Parent the following:

(a) certificate(s) evidencing the Ordinary Shares owned by the Shareholders or a declaration of lost share certificate, and instruments of transfer duly executed;

(b) the Raphael Israel Closing Certificate as required by Section 7.1(g);

(c) a unanimous written consent of the Board of Directors of Raphael Israel, approving, *inter alia*, this Agreement and the transactions herein contemplated, and which includes an explicit statement that the transactions herein contemplated are intended to qualify as a tax-free "reorganization" within the meaning of Section 368(a)(2)(E) of the Code; and

(d) the Shareholders' Closing Certificate as required by Section 7.1(h).

(e) the Founders Agreement Third Amendment, in the form attached hereto as **Schedule 8.1(e)**.

8.2. Documents to be delivered by Parent. At Closing, Parent shall deliver to the Shareholders the following:

(a) the certificates or book entry representing the Offered Shares pursuant to Exhibit A hereto;

(b) the Directors Indemnification Agreement duly executed by Parent;

(c) a unanimous written consents of the Board of Directors of Parent, approving, *inter alia*, this Agreement and the transactions herein contemplated, and which includes an explicit statement that the transactions herein contemplated are intended to qualify as a tax-free "reorganization" within the meaning of Section 368(a)(2)(E) of the Code;

(d) duly executed minutes or consents of Parent's shareholders, approving, inter-alia, this Agreement and the transactions herein contemplated, which have been duly approved and ratified (as applicable), affecting the change of Parent's name, Reverse Split, and thereafter an increase of the authorized share capital of Parent by as described under ;

(e) such other customary instruments or other documents, in form and substance satisfactory to Parent, as may be required to give effect to this Agreement.

9. SURVIVAL.

9.1. Survival of Representations and Warranties. The representations and warranties of Raphael Israel and the Shareholders contained in this Agreement shall survive until the Closing Date; *provided, however*, that, in the event of the fraudulent or willful breach of any representation or warranty of Raphael Israel or the Shareholders contained in this Agreement, such representation or warranty shall survive without limitation.

10. TERMINATION.

10.1. Termination prior to Closing. Except as otherwise provided in this Agreement, the Agreement may be terminated at any time prior to the Closing:

(a) by the unanimous written consent of Raphael Israel, the Shareholders and Parent;

(b) There shall be any Law that is in effect (for so long as it is in effect) that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or (ii) any Governmental Entity shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

10.2. Effect of Termination.

(a) In the event of the termination of this Agreement, or its expiration upon the Drop Dead Date, in accordance with this Section 10, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto and their respective officers, directors or shareholders, except that nothing herein shall relieve any Party hereto from

liability for any willful breach of any provision hereof by such Party that occurred prior to such termination.

(b) The provisions of Section 6.5 (Confidentiality), Section 6.7 (Press Releases and Communications), this Section 10 and Section 11 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Section 10; and

11. MISCELLANEOUS.

11.1. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.1):

If to Raphael Israel:	To the address mentioned above
with a copy to:	To shlomo pilo – 4 Lui-Paster ,Tel AVIV-JAFFA, Israel
If to the Shareholders:	7 moshe sharet st. Herzeliya, Israel
If to Parent:	To the address mentioned abovr
with a copy to:	Emanuel Cohen at the shareholder address

11.2. Interpretation. Al Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

11.3. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

11.4. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 10, upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

11.5. Entire Agreement. This Agreement including all exhibits and schedules thereto, and the other Transaction Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, and the Exhibits, the statements in the body of this Agreement will control.

11.6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed; *provided, however*, that prior to the Closing Date, Parent may, without the prior written consent of the Shareholders, assign all or any portion of its rights under this Agreement to one or more of its Affiliates. No assignment shall relieve the assigning party of any of its obligations hereunder.

11.7. No Third-party Beneficiaries. Except as specifically set forth or referred to herein, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.8. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each of the Company, the Parent and the Shareholders holding the majority of voting powers in the Company among the Shareholders. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the

IN WITNESS THEREOF:

Easy Energy, Inc.

By: Guy ofir - CEO

Raphael Pharmaceutical Ltd.

By: Shlomo Pilo - CEO

IN WITNESS THEREOF:

Shareholder:
Adi Kaplan

IN WITNESS THEREOF:

Shareholder:
Adi Kaplan

____

IN WITNESS THEREOF:

Shareholder: Guy Samsonov	

IN WITNESS THEREOF:

Shareholder:
Shir Kalmanzon

____

_____

IN WITNESS THEREOF:

Shareholder:
Arie Kalmanzon

____

_____

IN WITNESS THEREOF:

Shareholder:
Oron Kalmanzon

____

Shareholder:

Lael Utnik

Shareholder:
Leeor Pilo

IN WITNESS THEREOF:

Shareholder:
Merav Elshelson

____

IN WITNESS THEREOF:

Shareholder: **Yael Kzanhefndfer**	Yael Katzhendler

Scanned with CamScanner

IN WITNESS THEREOF:

Shareholder:
Ofer Sion

____
____

Shareholder: **Roi Fingold**	

IN WITNESS THEREOF:

Shareholder:
Erel Pilo

____

IN WITNESS THEREOF:

Shareholder:
Haim Kastro

____

IN WITNESS THEREOF:

Shareholder:
Yaron Samsonov

____
_____

IN WITNESS THEREOF:

Shareholder:
Gutfeld Oren

Gutfeld O.
____

IN WITNESS THEREOF:

Shareholder:
Guy Ophir

____

IN WITNESS THEREOF:

Shareholder:
Mary Rabinovich

____

____

IN WITNESS THEREOF:

Shareholder:
Michele Mazuz

____

IN WITNESS THEREOF:

Shareholder:
Yosef Avner

____

IN WITNESS THEREOF:

Shareholder:
Cohen Dalit

____

Exhibit A

SHAREHOLDERS

Name and Address of Shareholder	No. of Ordinary Shares being transferred to Parent

Studying the anti-inflammatory activities of cannabis extracts in Rheumatoid Arthritis mouse model

Exhibit A-2

"Research Plan" means the research plan attached hereto as **Exhibit A-2**, which sets forth the Research to be performed by the RMT Team under the direction of the RMT Principal Investigator during the Research Period and specifies the Background IP to be provided by the Sponsor for the implementation of the Research.

Exhibit A-2 is an integral part and an expansion of Exhibit A in the Sponsored research agreement signed in Q3 2019 between Raphael Pharmaceuticals and Rambam MedTech and is under all restrictions, obligations, and rights set forth in the agreement. Exhibit A-2 will be budgeted and sponsored by Raphael Pharmaceuticals in addition to the budget and sponsorship set forth in the Sponsored Research Agreement for Exhibit A.

Research Plan

Sceintific Background

Rheumatoid arthritis (RA) is a chronic, systemic, inflammatory disease, primarily in the musculoskeletal system. Pain and inflammation are key symptoms of RA. Treatment presents several challenges, including the progressive and painful nature of the disease and the side effects of current treatments. Thus, there is a need for novel therapeutics and approaches among them the usage of medical cannabis taking advantage of its pain reducing features. Until today, no well-controlled studies have been done investigated how medical cannabis affects pain and inflammation in RA.

Cannabis is not an isolated substance; it contains a plethora of biologically active substances. The most common substances are tetrahydrocannabinol (THC) and cannabidiol (CBD). Today more than 100 cannabinoids are known to be expressed in the plant. In addition to cannabinoids, the plants contain flavanoids and terpenes. This greatly complicates our ability to understand the effects of cannabis on the physiololgy levels because the different substances may have a different (and even contradictory) effect. Therefore, the use of different cannabis varieties with different ingredients may produce different and unexpected results. In the current study, we will examine whether cannabis is a potential treatment for the collagen-induced arthritis (CIA) in an in vivo mouse model. We will test inflammation markers during the onset of Rheumatoid Arthritis disease with and without treatment with different cannabis strains and investigate the effect the different cannabis strains will have on the inflammatory disease markers. We will compare the effects of cannabis strains with high CBD-concentrations to those with high

THC-concentrations. This will aid to isolate the main effects of the major ingredients CBD and THC. Furthermore, we will conduct a pharmacokinetic analysis of the cannabinoid profile in the mouse blood. To this end, we will expose the mice to a chronic controlled administration of known doses of cannabis from different strains and measure the effect of chronic exposure over time and doses on Rheumatoid Arthritis markers. The information obtained will enable the development of cannabis-based treatment for patients with Rheumatoid Arthritis.

Reaserch Aim:

To obtain a deep understanding on the effect of cannabinoids in RA disease, we will establish a novel *in vivo and Ex-vivo* studies which aim to identify the specific cannabinoids which reduce the disease phenotypes

Specific aims:

1. To identify the cannabinoids which exhibit anti-inflammatory activities in inflammation mouse model.
2. To assess the activity of the cannabinoids in immune cells derived from the inflammation mouse model
3. To identify which cannabinoids' receptors are involved in the inflammatory process in the mouse model

Material and methods

Special equipment

1. BD LSR-II- Digital, 4 laser analyzer- flow cytometer
2. Applied Bioscience- Real-Time PCR 7300
3. Molecular devices- ImageExpressMICRO system

Mice models

1. 100 mice for LPS induced inflammation- C57BL/6 mice (8–10 weeks)
2. 100 mice for Collagen induced arthritis - 100 DBA/1 mice (8–10 weeks)

Reagents and kits

Reagent	Cat #

CellTrace™ Violet Cell Proliferation Kit	C34577
easysep mouse cd8 t cell isolation	19853
RPMI 1640*With L-Glutamine	01-100-1A
Foetal Bovine Serum (FBS)	04-007-1A
Murine IL-2	212-12-5
PE anti-mouse CD3	BLG-100206
CD8-alpha (D4W2Z) XP® Rabbit mAb (Mouse Specific)	CST-98941S
APC anti-mouse CD8a	BLG-100712
anti- INFγ	XMG1.2
Hyaluronidase	H6254
COLLAGENASE	C5138
deoxyribonuclease I type IV from bovine	d5025
Fast SYBR® Green Master Mix	AB-4385612
Genejet rna purification kit / 50 preps	AB-PCR-reagents, K0731
Kit, High Capacity cDNA RT (200 Rxns) / PC	AB-4368814
Optical 96-Well Fast Thermal Cycling Plate with barcode 20/Pkg	AB-4346906
MicroAmp® Optical Adhesive Film/25 un	AB-4360954
1 - DNAfree 50 rxns / PC	AB-AM1906
primers	
WATER ULTRAPURE 100ML-HDPE	2321773100
total RNA kit 50	7326820
Millicell Hanging Cell Culture Insert, PET 3um, 24-well, 48/pk	MCSP24H48
Tip Filter 10ul for Gilson P-10 on Rack	60-771288
Tip Filter Clear 20ul on Rack 96/case 60-774288	60-774288

Product name	Details	Manu factor cat #
Annexin binding Buffer	For flow cytometry analysis	BioVision 1006-100
Annexin V B- FITC reagent	Phosphatidylserine stain	BioVision 1006-200
Bio-Rad protein assay	To determine protein concentration	Bio-Rad laboratories 500-0006
Bovine Serum Albumin (BSA)	Membrane blocking	Sigma A7906-100G
cDNA Qscript synthesis kit	Reverse Transcription	Quanta 95047-100
Chloroform	RNA extraction	Macron
CID 16020046	GPR55 antagonist	TOCRIS 4959
Dharmacon DharmaFECT	Transfection reagent (SiRNA)	Dharmacon T-2001-03
DMEM	Tissue culture medium	Sigma D5796
DNAse I	Avoiding DNA contamination in RNA samples	Quanta 95150-01k
Fetal Bovine serum-FBS	Tissue culture serum	Biological industries 04-007-1A
Heochest	Nuclei staining	Life technologies H3570
NucView 488 Caspae-3 substrate	Caspase 3 substrat for apoptosis tests	Biotium 10403
paraformaldehyde-PFA	Cell fixation	
Propidium iodide	Dead cell stain	SIGMA P4864
Protease Inhibitor Cocktail Set III	inhibit the function of proteases	Calbiochem MBS539134
Protein Ladder PageRuler Plus Prestained 10-250kDa	Marker for Western Blot	PIERCE PIR-26619
ReBlot Plus Strong Solution	Stripping reagent	Merck MM2504
Red Load Taq Master x 5	contains all reagents required for PCR except template and primer	QIAGEN
RIPA Lysis Buffer	Cell lyses	Sigma
Rneasy Mini Kit	RA extraction and purification	QIAGEN 74104
RPMI	Tissue culture medium	SIGMA R8758
Serum-normal donkey	CytoImmunofluorescence's blocking	Jackson 017-000-121
siRNA SMART POOL: ON-TARGET	RNA knock down (CNR1)	Dharmacon L002000-00-0005

Budget

Materials and Reagents which mentioned above: 35,000 $

Mice: 25,000 $

Researchers: 30,000 $

Office aquipment/conferences/publications: 10,000$

Overhead: 20,000$

The Total coast: 120,000$+17%VAT

- The principal investigator is authorized to decide on changes in the budget of each category in related to the needs of the study.

Payment Schedule:
Raphael Pharmaceuticals will pay the budget mount in 2 equal lump sums $60,000 +VAT each. The first sum will be paid to Rambam MedTech on January 5th 2021. The second lump sum will be paid in March 5th 2021.
Payment will be done in NIS according to the Bank of Israel exchange rate on the day of payment. The sum includes an overhead payment to Rambam MedTech of $10,000 each +VAT.

Rambam MedTech Ltd.	**Raphael Pharmaceuticals Ltd.**
Rambam Med-Tech Ltd P.O.B 9664 Haifa 31096 Israel 514496587	
By:	By:
Name: Roce Atlas	Name: Shlomo Pilo
Title: CEO	Title: CEO / president
Date: 29/10/20	Date: 28/10/2020

I, the undersigned, hereby confirm that I have read the Agreement, that its contents are acceptable to me and that I will act in accordance with its terms.

Igal Louria-Hayon, PhD
Scientific Director
Medical Cannabis Research
& Innovation Center
Rambam Health Care Campus

Dr. Igal Louria-Hayon

Exhibit A-3 140221

"Research Plan" means the research plan attached hereto as **Exhibit A-3**, which sets forth the Research to be performed by the RMT Team under the direction of the RMT Principal Investigator during the Research Period and specifies the Background IP to be provided by the Sponsor for the implementation of the Research.

Exhibit A-3 is an integral part and an expansion of Exhibit A in the Sponsored research agreement signed in Q3 2019 between Raphael Pharmaceuticals and Rambam MedTech and is under all restrictions, obligations, and rights set forth in the agreement. Exhibit A-3 will be budgeted and sponsored by Raphael Pharmaceuticals in addition to the budget and sponsorship set forth in the Sponsored research agreement for Exhibit A.

Studying the effect of cannabis extracts on the immunopathology of COVID-19 disease in ex-vivo and in-vivo mouse model

Research Plan

Sceintific Background

The ongoing pandemic coronavirus disease 19 (COVID-19) caused by the Severe Acute Respiratory Syndrome Coronavirus 2 (SARS-CoV2) is a matter of global concern. Severe disease in a subset of patients may be driven by cytokine storm. The two previously reported coronavirus epidemics SARS and Middle East Respiratory Syndrome (MERS) share similar pathogenetic, epidemiological and clinical features as COVID-19. As little is currently known about SARS-CoV2, it is likely that lessons learned from these major epidemics can be applied to the new pandemic, including the use of novel immunosuppressive drugs. SARS-CoV2 causes fatal human respiratory disease. Most patients who die of COVID-19 develop acute respiratory distress syndrome (ARDS). Fundamental to ARDS is the acute onset of lung inflammation, which is intimately tied to monocyte/macrophage and T cells function. Lung macrophages are highly plastic and heterogeneous cells that are resident in the lung interstitium and alveoli or recruited upon inflammatory stimuli. Inflammatory monocytes and resident tissue macrophages play critical roles in initiating and maintaining inflammation. During the course of a SARS-CoV2 infection, a marked elevation of the concentration of proinflammatory serum cytokines including CXCL10 (IP-10), CCL2 (MCP-1), IL-6, TNF alph and CXCL8 (IL-8) was evident. The induction of a cytokine storm is the root cause of the pathogenic inflammation in COVID-19. Therefore, the modulation of involved cytokines

may serve as a potential therapeutic approach for the prevention of COVID-19 related hyperinflammation.

Cannabinoids and phytocannabinoids as anti-inflammatory agents

Recently, the therapeutic potential of phytocannabinoids, the unique active compounds of the *Cannabis* plant, has been discovered in the area of immunology. Phytocannabinoids represent a group of C21 or C22 (for the carboxylated forms) terpenophenolic compounds predominantly produced in the *Cannabis* plant. More than 120 different phytocannabinoids have been reported in the literature and are generally categorized into 10 subclasses . Most of the biological properties related to phytocannabinoids rely on their interactions with the endocannabinoid system (ECS) in humans. Up until the last decade the ECS was defined as the ensemble of two GPCR cannabinoid receptors (CB1R and CB2R) and their two most studied endogenous ligands endocannabinoids, anandamide and 2-Arachidonoylglycerol (2-AG). Today, additional endocannabinoid receptors, biosynthesizing and degrading enzymes, have been recognized as part of the ECS. Cannabinoids have been largely characterized for their action on the immune system compartment and were tested in several *in vitro* and *in vivo* disease models for inflammation. Most interestingly, in a lung inflammatory murine model, cannabidiol (CBD) reduced the migration of neutrophils, macrophages and lymphocytes into the lung and decreased the production of the pro-inflammatory cytokines TNFα, IL-6 and the chemokine MCP1 in the bronchoalveolar lavage fluid. Other compounds in cannabis have been poorly studied in regard to their potential immunosuppressive effects. Overall, the multiple anti-inflammatory effects on various immune cell types together with the vast number of phytocannabinoids and the different ratios of cannabinoids in different cannabis strains makes the cannabis plant a complex matrix with a great anti-inflammatory therapeutic potential.

Research objectives

The overall objective of this study is to match effective cannabis extracts that modulate the immune function and immune cell communication, specifically, in the case of hyperinflammation and cytokine storm in order to optimize treatment for coronaviruses-induced diseases. Cannabinoids are known to have immunomodulatory properties although these affects are not fully elucidated yet. Hence, the identification and characterization of cannabis strains as well as specific cannabinoids with immune modulatory function is of fundamental relevance for the detailed understanding of the potential use of cannabis in the

treatment of Covid-19 disease. We propose to base our experiments on the data derived from Dr. Igal Louria-Hayon Study (Helsinki # 0442-20-RMB) on the evaluatation of the immune regulation properties of different strains of cannabis on different subsets of immune cells, which were purified from human Covid-19 patients (Helsinki # 0442-20-RMB). The derived immune cells include macrophages, Neutrophils, $CD4^+$, $CD8^+$ and leukocytes cells. For each type of cell, we evaluated the impact of cannabis on a variety of cell functions such as cytokine production, proliferation and migration. In addition, based on Dr. Igal Louria-Hayon results on cannabinoid receptors study (Helsinki # 0331-20-RMB), we will analyze the activation of cannabinoid receptors, in order to peruse the mechanism by which cannabinoids regulate the complex signaling network during inflammation.

In this work, we aim to elucidate the mechanism of action of cannabinoids derived from Raphael Pharmaceutical cannabis strains, in relation to COVID-19 hyperinflammation, which leads to acute respiratory disease. This will allow not only the identification of new drug candidates but will create the ability to optimize cannabis treatment for Covid-19 patients, too.

1. **Research design & methods**

To date very little is known about the machinery of cannabinoids' action on the immune system. To address this issue, we treated human-derived macrophages, Neutrophils and Leukocytes with LPS or CD3 and CD28 (Helsinki # 0442-20-RMB) to induce the production of cytokines. This *invitro* system gave us the ability to screen and identify a specific non-psychoactive strain (CAN1) owned by Raphael Pharmaceutical Inc. which presents anti-inflammatory activities. Most interesting our data show that: (a) CAN1 reduces the secretion of the pro-inflammatory cytokines TNFα, IFN Gammaa and IL-6 (b) CAN1 increases the secretion of the anti-inflammatory cytokine IL-10 and (c) CAN1 reduces the pro-inflammatory chemokine IL-8. In addition, we have established a system to evaluate the expression levels of ten cannabinoid receptors and revealed differential expression levels during differentiation and stimulation.

To continue our investigation on the role of cannabinoids in the regulation of immune activities during coronavirus-related inflammation, we plan to investigate the following aims both ex vivo and in vivo systems.

Specific aims:

1. To identify the cannabinoids which exhibit anti-inflammatory activities in acute inflammation mouse model.
2. To assess the activity of the cannabinoids in immune cells derived from the acute inflammation mouse model
3. To identify which cannabinoids' receptors are involved in the acute inflammatory process in the mouse model

We suggest that our strategy to investigate the response of ex-vivo immune cells to cannabis extract together with the analysis of the *in-vivo* model for acute inflammation, will allow us to identify the medical cannabis extracts, which may be potential candidates to treat patients with coronavirus hyperinflammatory syndrome.

Special equipment

1. BD LSR-II- Digital, 4 laser analyzer- flow cytometer
2. Applied Bioscience- Real-Time PCR 7300
3. Molecular devices- ImageExpressMICRO system

Mice models

300 mice for LPS induced acute inflammation- C57BL/6 mice (8–10 weeks)

Reagents and kits

Reagent	Cat #

CellTrace™ Violet Cell Proliferation Kit	C34577
easysep mouse cd8 t cell isolation	19853
RPMI 1640*With L-Glutamine	01-100-1A
Foetal Bovine Serum (FBS)	04-007-1A
Murine IL-2	212-12-5
PE anti-mouse CD3	BLG-100206
CD8-alpha (D4W2Z) XP® Rabbit mAb (Mouse Specific)	CST-98941S
APC anti-mouse CD8a	BLG-100712
anti- INFγ	XMG1.2
Hyaluronidase	H6254
COLLAGENASE	C5138
deoxyribonuclease I type IV from bovine	d5025
Fast SYBR® Green Master Mix	AB-4385612
Genejet rna purification kit / 50 preps	AB-PCR-reagents, K0731
Kit, High Capacity cDNA RT (200 Rxns) / PC	AB-4368814
Optical 96-Well Fast Thermal Cycling Plate with barcode 20/Pkg	AB-4346906
MicroAmp® Optical Adhesive Film/25 un	AB-4360954
1 - DNAfree 50 rxns / PC	AB-AM1906
primers	
WATER ULTRAPURE 100ML-HDPE	2321773100
total RNA kit 50	7326820
Millicell Hanging Cell Culture Insert, PET 3um, 24-well, 48/pk	MCSP24H48
Tip Filter 10ul for Gilson P-10 on Rack	60-771288
Tip Filter Clear 20ul on Rack 96/case 60-774288	60-774288

Product name	Details	Manu factor cat #
Annexin binding Buffer	For flow cytometry analysis	BioVision 1006-100
Annexin V B- FITC reagent	Phosphatidylserine stain	BioVision 1006-200
Bio-Rad protein assay	To determine protein concentration	Bio-Rad laboratories 500-0006
Bovine Serum Albumin (BSA)	Membrane blocking	Sigma A7906-100G
cDNA Qscript synthesis kit	Reverse Transcription	Quanta 95047-100
Chloroform	RNA extraction	Macron
CID 16020046	GPR55 antagonist	TOCRIS 4959
Dharmacon DharmaFECT	Transfection reagent (SiRNA)	Dharmacon T-2001-03
DMEM	Tissue culture medium	Sigma D5796
DNAse I	Avoiding DNA contamination in RNA samples	Quanta 95150-01k
Fetal Bovine serum-FBS	Tissue culture serum	Biological industries 04-007-1A
Heochest	Nuclei staining	Life technologies H3570
NucView 488 Caspae-3 substrate	Caspase 3 substrat for apoptosis tests	Biotium 10403
paraformaldehyde-PFA	Cell fixation	
Propidium iodide	Dead cell stain	SIGMA P4864
Protease Inhibitor Cocktail Set III	inhibit the function of proteases	Calbiochem MBS539134
Protein Ladder PageRuler Plus Prestained 10-250kDa	Marker for Western Blot	PIERCE PIR-26619
ReBlot Plus Strong Solution	Stripping reagent	Merck MM2504
Red Load Taq Master x 5	contains all reagents required for PCR except template and primer	QIAGEN
RIPA Lysis Buffer	Cell lyses	Sigma
Rneasy Mini Kit	RA extraction and purification	QIAGEN 74104
RPMI	Tissue culture medium	SIGMA R8758
Serum-normal donkey	CytoImmunofluorescence's blocking	Jackson 017-000-121
siRNA SMART POOL: ON-TARGET	RNA knock down (CNR1)	Dharmacon L002000-00-0005

Budget

Materials and Reagents which mentioned above: 35,000 $

Mice: 10,000 $

Manpower: PhD Researchers: 50,000 $

Office equipment/conferences/publications: 5,000$
Research cost: 100,000$
Overhead: 20,000$
Total cost: 120,000$

- **The principal investigator is authorized to decide on changes in the budget of each category in related to the needs of the study.**

Payment Schedule:
Raphael Pharmaceuticals will pay the budget mount in 2 equal lump sums $60,000 each. The first sum will be paid to Rambam MedTech on May 5th 2021. The second lump sum will be paid in July 5th 2021.
Payment will be done in NIS according to the Bank of Israel exchange rate on the day of payment. The sum includes an overhead payment to Rmbam MedTech of 20%.

Lead Researcher of Rambam:
Dr. Igal Louria-Hayon
Igal Louria-Hayon, PhD
Scientific Director
Medical Cannabis Research
& Innovation Center
Rambam Health Care Campus

Raphael Pharmaceuticals Ltd.
By: Shlomo Pilo
Title: CEO/President
Date: 15/2/2021

Rambam MedTech Ltd.
By: Roee Atlas
Rambam Med-Tech Ltd
P.O.B 9664 Haifa 31096 Israel
51-4496587
Title: _Roee Atlas_________
Date: _140221______________